Exhibit 99.1

Contact:	Richard A. Lechleiter Executive Vice President and Chief Financial Officer (502) 596-7734

KINDRED HEALTHCARE ACQUIRES

HOME HEALTH OPERATIONS IN OHIO

LOUISVILLE, Ky. (November 15, 2010) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that its subsidiaries have completed the previously announced acquisition of Signature Health Services, LLC (“Signature”), a home health company in Ohio. The financial terms of the transaction were not disclosed. Kindred financed the transaction with proceeds from its revolving credit facility.

Signature operates ten locations primarily in the central and northeastern regions of Ohio. Kindred currently operates two long-term acute care hospitals and nine nursing and rehabilitation centers within the service areas of these home health operations. In addition, Kindred’s Peoplefirst home care and hospice business currently provides hospice services in Columbus and Dayton, Ohio.

The assets being acquired currently generate annualized revenues of approximately $13.4 million and earnings before interest, income taxes, depreciation and amortization of approximately $2.3 million.

Paul J. Diaz, President and Chief Executive Officer of the Company, commented that, “With a growing number of our patients accessing home healthcare services, as we continue to improve our discharges to home, the addition of home healthcare services provides us the opportunity to continue the care for our patients and residents who are discharged from our hospitals and nursing and rehabilitation centers.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 54,700 employees in 40 states. At September 30, 2010, Kindred through its subsidiaries provided healthcare services in 650 locations, including 83 long-term acute care hospitals, 226 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 341 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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